Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 8, 2003

For Immediate Release	Contact: Stephen A. Feldman
Chief Financial Officer
(215) 564-2313

Urban Outfitters “Comp” Store Sales Up 2% for the Quarter

Richard A. Hayne, Chairman of the Board and President of Urban Outfitters, Inc. (NASDAQ:URBN), today announced sales for the three months ended April 30, 2003.

Total Company comparable store sales for the quarter rose 2 percent on top of an 18 percent increase in last year’s first quarter. “Comp” store sales at Urban Outfitters gained 5% versus an increase of 12% last year, while “comps” at Anthropologie decreased by 2% compared to a 27% increase in the prior year. Overall Company sales for the quarter were up 14% to a record $107.0 million. Direct-to-consumer revenues jumped 35% versus the prior year, with strong growth at both Urban and Anthropologie Direct.

“Given our strong sales performance last year combined with unseasonably cold weather on the East Coast this year, we’re very pleased with this quarter’s “comp” store sales performance,” said Mr. Hayne. “We have seen sales momentum build during the quarter and the month of April, and are encouraged by the positive customer response to our current apparel offerings at both retail brands.”

Net sales for the three months were as follows:

	Three months ended April 30,
	2003	2002
	(in thousands)
Urban Outfitters store sales	$52,109	$45,788
Anthropologie store sales	40,954	36,615
Direct-to-consumer sales	9,527	7,082
Free People sales	4,438	4,589

Total net sales	$107,028	$94,074

Management expects the actual results for the period ended April 30, 2003 to be released on May 15, 2003.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 54 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 40 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store. The wholesale division sells its products under two labels: Free People and bdg.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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